Exhibit 99.1

NEWS RELEASE

Date:	May 27, 2010
Contact:	Dave Mossberg
Three Part Advisors, LLC
817-310-0051

XETA Technologies Reports Second Quarter Fiscal 2010 Financial Results;

Announces Earnings Guidance for Fiscal Year 2010

•      2Q10 Revenue $17.2 million (3% decrease year over year)

•      2Q10 GAAP EPS: $0.02 vs. 2Q09 GAAP EPS $0.02

•      1H10 Revenue: $40.2 million (11% increase year over year)

•      1H10 GAAP EPS: $0.08 vs. 1H09 GAAP EPS $0.02

•      Fiscal 2010 Earnings Guidance: $0.23 to $0.28 per share

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA), a national provider of converged communications solutions for the enterprise marketplace, today reported earnings of $212,000, or $0.02 per diluted share, on revenue of $17.2 million for the second fiscal quarter ended April 30, 2010.  This compares to earnings of $183,000, or $0.02 per diluted share, on revenue of $17.8 million for the second fiscal quarter ended April 30, 2009.

For the six months ended April 30, 2010, the Company reported earnings of $845,000, or $0.08 per diluted share, on revenue of $40.2 million compared to net income of $186,000 or $0.02 per diluted share on revenue of $36.3 million for the same period ended April 30, 2009.

Line of Business	2Q10	2Q09	% Change
Maintenance & Repair	8,233	7,050	17%
Design & Integration	2,527	2,272	11%
Cabling	618	520	19%
Total Services	11,378	9,842	16%
Commercial	4,728	5,280	-10%
Hospitality	1,015	2,509	-60%
Total Systems	5,743	7,789	-26%
Other Revenue	77	126	-39%
Total Revenue	17,198	17,757	-3%

Total revenue decreased three percent during the second fiscal quarter of 2010, as growth in maintenance and repair services was offset by a decrease in systems sales and related implementation activity.  During the second fiscal quarter, repair and maintenance revenue benefited from positive one-time adjustments to two customer contracts.  Excluding these positive adjustments from the comparison, maintenance and repair business increased nine percent.  “Our service revenue showed double digit growth during the quarter, and our maintenance and repair revenue, which is the most recurring and predictable piece of our business, reached a new record level,” said Greg Forrest, XETA’s President and CEO.

“Our business expectancies increased during the latter half of the second quarter, however, due to timing issues, revenue shifted out of the quarter and into the second half of the fiscal year,” Mr. Forrest continued. Comparing our systems revenue over more than one quarter gives a better indication of the trends we are experiencing in this business line.  For example, during the first half of the fiscal year, overall systems sales increased one percent and our commercial systems sales increased 28 percent.  As customer activity has accelerated, we now expect double-digit organic growth in systems sales during the second half of the fiscal year.  We continue to focus on larger systems and services opportunities and our customer successes are increasing as they recognize our abilities to rapidly and successfully deploy complex multi-site communications networks.  In addition to contributing to this fiscal year’s financial results, once new systems are deployed, we expect to capture the recurring revenue streams generated by providing maintenance and repair services throughout the life of these systems.”

Gross Margin Table

	2Q10	2Q09
Line of Business	Gross Margin	Gross Margin	Change
Services	31.6%	31.2%	+ 40 basis points
Systems	27.3%	25.4%	+ 190 basis points
Overall Gross Margin	27.8%	26.7%	+ 110 basis points

During the second quarter of fiscal 2010, overall gross margin was 27.8 percent of revenue versus 26.7 percent during the second quarter of fiscal 2009.  “Despite the three percent decline in overall sales, our gross margin expanded by 110 basis points, reflecting improved efficiencies in our services operations and a beneficial revenue mix,” Mr. Forrest commented.  “Strong systems margins also contributed to the improvement, as firm pricing discipline kept gross margins in this segment above target.”  Operating expenses during the second fiscal quarter of 2010 were $4.4 million, unchanged in comparison to the same period last year.

Commenting on the outlook, Mr. Forrest said, “Given the increased visibility in business expectancies in our systems revenue, continued momentum in our services business, and the stabilization in the overall IT spending environment, we feel confident XETA will post organic top line growth in excess of 15% during fiscal 2010.  Based on the resumption of significant top line growth and the resulting leverage in our business model, we are introducing earnings guidance in the range of $0.23 to $0.28 for fiscal 2010.  With the successful completion and integration of the acquisitions we have announced this past quarter, we expect our growth rate to accelerate and to more rapidly reach targeted profitability.”

The Company will host a conference call and webcast to discuss these results at 5:00 p.m. ET, 4:00 p.m. CT on Thursday, May 27, 2010.  Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the Investor Relations section.  A replay of the webcast will be archived on the Company’s website for 60 days.

Condensed Consolidated Statements of Income

		Three Months Ended		Six Months Ended
		April 30,		April 30,
		2010	2009	2010	2009
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	Services	$11,378	$9,842	$23,495	$19,835
	Systems	5,743	7,789	16,610	16,375
	Other	77	126	138	127
	Total	17,198	17,757	40,243	36,337

Cost of Sales	Services	7,783	6,769	16,014	13,753
	Systems	4,173	5,810	12,250	12,152
	Other	456	435	854	883
	Total	12,412	13,014	29,118	26,788

Gross Profit		4,786	4,743	11,125	9,549

Gross Profit Margin		28%	27%	28%	26%

Operating Expense
Selling, General and Administrative		4,262	4,081	9,388	8,537
Amortization		187	335	374	657
Total Operating Expenses		4,449	4,416	9,762	9,194

Income from Operations		337	327	1,363	355

Interest Expense		(5)	(29)	(11)	(58)
Interest and Other Income		17	4	39	15
Total Interest and Other Income (Expense)		12	(25)	28	(43)

Income Before Provision for Income Taxes		349	302	1,391	312
Provision for Income Taxes		137	119	546	126
Net Income after Tax		$212	$183	$845	$186

Basic Earnings Per Share		$0.02	$0.02	$0.08	$0.02
Diluted Earnings Per Share		$0.02	$0.02	$0.08	$0.02
Wt. Avg. Common Shares Outstanding		10,231	10,225	10,212	10,224
Wt. Avg. Common Equivalent Shares		10,285	10,225	10,253	10,224

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			(Unaudited)
			April 30, 2010	October 31, 2009
Assets	Current	Cash	$5,601	$4,732
		Receivables (net)	10,475	13,832
		Inventories (net)	4,559	5,036
		Other	4,578	3,704
		Subtotal	25,213	27,304

	Non-Current	PPE (net)	6,708	6,826
		Goodwill & Intangibles (net)	12,462	12,603
		Noncurrent Deferred Tax Asset	95	739
		Other	335	336
		Subtotal	19,600	20,504

	Total Assets		$44,813	$47,808

Liabilities	Current	Revolving Line of Credit	$—	$—
		Notes Payable	—	1,183
		Accounts Payable	4,565	5,785
		Accrued Liabilities	3,264	3,599
		Unearned Revenue	4,003	5,195
		Subtotal	11,832	15,762

	Non-Current	Other	223	287
		Subtotal	223	287

	Total Liabilities		12,055	16,049

Equity			$32,758	$31,759

(The information is unaudited and is presented in thousands.)

Reconciliation of EBITDA(1) to Net Income	Quarter Ending April 30,		Six Months Ending April 30,
	2010	2009	2010	2009

Net Income	$212	$183	$845	$186
Interest	5	29	11	58
Provision for Income Taxes	137	119	546	126
Depreciation	312	229	598	454
Amortization	187	335	374	657
EBITDA(1)	$853	$895	$2,374	$1,481

(The information is presented in thousands.)

(1)The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

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About XETA Technologies, Inc.

XETA Technologies, Inc. sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including: Avaya, Mitel, Nortel, Hitachi and Samsung. With a 28-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 contact center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning the outlook for growth and the pace of such growth. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the condition of the U.S.  economy and its impact on capital spending in the Company’s markets;  the risk that various closing conditions for acquisitions that we have announced this past quarter may not be satisfied or waived; and the integration of the acquired businesses into that of the Company and realization of anticipated  synergies and growth opportunities from the transaction may not occur;  the  Nortel Networks bankruptcy filing  and the impact that such action will continue to have on the Company’s Nortel products and services offering; unpredictable quarter to quarter revenues;  changes in Avaya’s strategies regarding the provision of equipment and services to its customers, and in its policies regarding the availability of tier IV hardware and software support; continuing success of our Mitel product  and service offerings; the Company’s ability to maintain and improve upon current gross profit margins; intense competition and industry consolidation; dependence upon a few large wholesale customers for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in the “Risk Factors” section of the Company’s Form 10-K and Form 10-Q filings with the SEC.